Exhibit 10.25
FIRST AMENDMENT TO OFFICE LEASE
    THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into effective as of March 20, 2023 (the “Amendment Date”) by and between Cloud Real Estate Holdings, LLC, a North Carolina limited liability company (“Landlord”), and nCino, Inc., a Delaware corporation (“Tenant”), upon the terms and conditions hereinafter set forth.
Recitals
A.Landlord and Tenant entered into that certain Office Lease dated effective April 5, 2021 (the “New Building Lease”) for construction of certain premises now completed and located at 6760 Parker Farm Drive, Wilmington, North Carolina (as more particularly described therein, the “Premises”). For the purposes of this Amendment, the term “Lease” shall mean the New Building Lease as modified by this Amendment.
B.The Commencement Date of the New Building Lease occurred upon Landlord’s receipt of a temporary certificate of occupancy for the New Building, on October 24, 2022 (such date also referred to in the Lease as the New Building Completion Date).
C.As a result of the occurrence of the New Building Completion Date, the parties desire to simplify references in the Lease to certain key dates, on the terms and conditions set forth in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Incorporation of Recitals. The foregoing recitals are incorporated herein by reference.
2.Landlord Development. The first sentence of Section 33.03 of the Lease (captioned “Right to Construct Additional Improvements”) is hereby replaced with the following: “From and after November 30, 2026, Landlord shall have the right (whether via subdivision, condominium, ground lease or other legal means) to divide Property for further development or for separate ownership of its component parts (each, “Landlord Development”).”
3.Exhibit E. Exhibit E to the Lease is hereby deleted and replaced in its entirety with that Exhibit E attached to this Amendment.
4.Definitions. Capitalized terms used by not defined in this Amendment have the meanings given in the Lease.
5.Authority. Each of Landlord and Tenant represents and warrants to the other that the individual executing this Amendment on such party’s behalf is authorized to do so.
6.Miscellaneous. The recitals to this Amendment are incorporated into the body of this Amendment by reference. Except as modified by this Amendment, all of Landlord's and Tenant's other rights, obligations and covenants with respect to the New Building Lease shall remain in full force and effect. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Amendment, the parties hereto may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document. In the event any term or provision of this Amendment is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed or deleted as such authority determines, and the remainder of this Amendment shall remain in full force and effect.
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First Amendment to Office Lease (New Building)

    IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Amendment Date.

TENANT:
nCino, Inc.
a Delaware corporation
By:    /s/ Pierre Naudé
Name:    Pierre Naudé
Title:    President

LANDLORD:
Cloud Real Estate Holdings, LLC
a North Carolina limited liability company
By:    /s/ Raiford Trask, III
Name:    Raiford Trask, III
Title:    Manager

First Amendment to Office Lease (New Building)
Signature Page

EXHIBIT E

Purchase Option and Right of First Offer
1.    Right of First Offer. Landlord hereby grants Tenant a right of first offer to purchase the Property on the terms and conditions set forth in this Section 1 (“Right of First Offer”). If, on or prior to November 30, 2026, Landlord shall desire to market the Property or otherwise solicit an offer to purchase the Property (a “ROFO Sale Offering”), then Landlord shall not make any ROFO Sale Offering without first delivering to Tenant a written notice of the ROFO Sale Offering (the “ROFO Notice”). The ROFO Notice shall include the material terms of the ROFO Sale Offering, including the proposed purchase price (the “ROFO Purchase Price”). For thirty (30) days following receipt of the ROFO Notice, TIME BEING OF THE ESSENCE, Tenant shall have the right to elect, by written notice to the Landlord (a “ROFO Exercise Notice”), to purchase the Property on the material terms set forth in the ROFO Notice. If Tenant fails to deliver a ROFO Exercise Notice within such thirty (30)-day period, then Landlord may thereafter attempt to sell (and sell) the Property at a purchase price and on other terms and conditions relevant to the economic consideration for the transaction, that, considered as a whole, are not less than 90% of the ROFO Purchase Price and other terms and conditions relevant to the economic consideration for the transaction set forth in the ROFO Notice, considered as a whole. The period prior to the ROFO closing date, including any due diligence inspections, and the closing under the Right of First Offer shall be conducted in accordance with the terms of the ROFO Sale Offering. Notwithstanding the ROFO Sale Offering terms, Landlord shall convey good and marketable fee simple title to the Property to Tenant by special warranty deed and related documents of conveyance typical of a North Carolina commercial real estate closing, subject only to the permitted exceptions as of Landlord’s acquisition of the Property, ad valorem taxes and assessments for the then current calendar year and subsequent years, matters of zoning, matters that would be revealed by a current survey, utility easements granted in connection with the development of the Property and any amendments to any declarations of covenants conditions and restrictions applicable to the Property that either were entered into without Landlord’s consent or were approved by Tenant before being entered into by Landlord and other exceptions to title that do not materially interfere with the use of the Property as an office building (collectively, “Permitted Exceptions”). To the extent that any material terms are not addressed in the ROFO Sale Offering, the customary practices of commercial real estate closings in North Carolina shall apply; provided, however, that (a) except for the deed warranties, any conveyance of the Property to Tenant pursuant to this Section 1 will be on an as-is, where-is, with-all-faults basis, without further representation or warranty of any kind, express or implied, and (b) it will be a condition of any such sale that the Lease be terminated effective upon closing. Time is of the essence as to this Section 1. Upon the occurrence of an Event of Default under the Lease at any time prior to issuance of a ROFO Exercise Notice this Section 1 shall automatically become null and void. If an Event of Default occurs under the Lease after issuance of a ROFO Exercise Notice and prior to closing of the conveyance of the Property pursuant thereto, this Section 1 shall be voidable at Landlord’s option, exercisable upon written notice to Tenant. The rights granted to Tenant under this Section 1 are personal to the originally named Tenant and may not be assigned to any party other than a Permitted Transferee. Notwithstanding the foregoing, the provisions of this Section 1 shall not apply to any foreclosure sale or conveyance in lieu of foreclosure but shall be reinstated with respect to the succeeding owner(s) of the Property on the terms and conditions set forth above.
First Amendment to Office Lease (New Building)
Exhibit E, Page 1

2.    Option to Purchase. Landlord hereby grants to Tenant a one-time right and option (the “Purchase Option”) to purchase the Property from the Landlord upon the terms and conditions set forth below in this Section 2. Tenant may exercise the Purchase Option by giving Landlord ninety (90) days advance written notice of its election to exercise the Purchase Option (the “Option Notice”). The Option Notice must be given no later than November 30, 2026, TIME BEING OF THE ESSENCE, otherwise the Purchase Option shall automatically become null and void. Closing shall occur on the ninetieth (90th) day after the date Tenant gives the Option Notice. The additional terms and provisions of the Purchase Option are set forth below.
(a)    The purchase price for the Property pursuant to the Purchase Option (the “Option Price”) shall be determined as follows and shall be payable to Landlord without deduction or offset in immediately available United States funds upon closing of the Purchase Option:
(i)    if the Option Notice is given on or before April 30, 2024, then the Option Price shall be equal to the greater of:
(A) the gross purchase price necessary to ensure that Landlord receives an Internal Rate of Return of 18%; or
(B) the gross purchase price necessary to ensure that Landlord receives an Equity Multiple Return of 1.9x.
(ii)    if the Option Notice is given after April 30, 2024 and on or before November 30, 2026, then the Option Price shall be equal to the greater of:
(A) the gross purchase price necessary to ensure that Landlord receives an Internal Rate of Return of 20%; or
(B) the gross purchase price necessary to ensure that Landlord receives an Equity Multiple Return of 1.9x.
(iii)    Notwithstanding clauses (i) and (ii) above, if the Option Notice is given after a conveyance of the Property by Cloud Real Estate Holdings, LLC and on or before November 30, 2026, then the Option Price shall be equal to the greater of:
(A) the Fair Market Value of the Property as of the Commencement Date; or
(B) the quotient of (x) the sum of one year of Basic Rent under the Existing Building Lease at the rate in effect as of closing of the Purchase Option plus one year of Basic Rent under the Lease at the rate in effect as of closing of the Purchase Option, divided by (y) the Fair Market Capitalization Rate as of the Commencement Date.
First Amendment to Office Lease (New Building)
Exhibit E, Page 2

    As used in this Exhibit E:
•The term “Fair Market Value” means the fair market value of the Property as of the applicable date. If Landlord and Tenant are unable to mutually agree in writing upon the Fair Market Value within fifteen (15) days after the Landlord’s receipt of Tenant’s Option Notice, then the Fair Market Value shall be determined using the income approach consistent with commercial office buildings of similar age and condition in the Wilmington area by an appraiser mutually agreed upon by Landlord and Tenant or, if they cannot mutually agree on one appraiser, then by three appraisers holding the earned designation “MAI” and having at least five years’ experience in appraising commercial real estate in the Wilmington, North Carolina area, one appraiser to be selected by Tenant, one appraiser to be selected by Landlord, and the third appraiser to be selected by the other two appraisers. Each appraiser shall furnish its initial determination within ten (10) business days of its engagement and shall respond to the determinations of other appraisers within five (5) business days, in each instance. If the three appraisers are unable to agree upon the Fair Market Value, then each shall submit its written determination, and the Fair Market Value will be the average of the two closest appraisals. Tenant and Landlord each shall pay the cost of the appraiser it selects and the cost of the third appraiser shall be split equally between Landlord and Tenant.
•The term “Documented Development Fees and Costs” means all documented out of pocket costs and expenses incurred by Landlord in connection with the acquisition of the Property and this Lease, including without limitation: due diligence costs and expenses; fees and expenses paid to Landlord’s lenders; commissions; reasonable fees of attorneys, accountants and other professional consultants and advisors incurred in connection with the evaluation, negotiation, and closing of the acquisition of the Property, this Lease (including, to the extent applicable, the Parking Deck and the Existing Building Lease); closing costs; costs of procuring public and private permits, licenses and approvals; costs of design and construction; and operating expenses. Notwithstanding the foregoing, Documented Development Fees and Costs shall not include Expenses for which Landlord has received reimbursement under the Lease.
•The term “Internal Rate of Return” means the discount rate, using cumulative monthly compounding, at which the net present value of 40% of Landlord’s Documented Development Fees and Costs (regardless of actual equity contributions by Landlord) equals zero, calculated for each item of Documented Development Fees and Costs from the date such item was paid by Landlord. The calculation of Internal Rate of Return hereunder shall be made using the “XIRR” function of Microsoft Excel using monthly compounding.
•The term “Equity Multiple Return” means the quotient of (a) the sum of (i) Landlord’s net profits on the sale of the Property, after deducting as reasonable and documented closing and transactions costs incurred by Landlord, plus (ii) 40% of
First Amendment to Office Lease (New Building)
Exhibit E, Page 3

Landlord’s Documented Development Fees and Costs (regardless of actual equity contributions by Landlord), divided by (b) 40% of Landlord’s Documented Development Fees and Costs (regardless of actual equity contributions to Landlord).
•The term “Fair Market Capitalization Rate” means the fair capitalization rate for the Property as of the applicable date. If Landlord and Tenant are unable to mutually agree in writing upon the Fair Market Capitalization Rate within fifteen (15) days after the Landlord’s receipt of Tenant’s Option Notice, then the Fair Market Capitalization Rate for the Wilmington area shall be determined by an appraiser mutually agreed upon by Landlord and Tenant or, if they cannot mutually agree on one appraiser, then by three appraisers holding the earned designation “MAI” and having at least five years’ experience in appraising commercial real estate in the Wilmington, North Carolina area, one appraiser to be selected by Tenant, one appraiser to be selected by Landlord, and the third appraiser to be selected by the other two appraisers. If the three appraisers are unable to agree upon the Fair Market Capitalization Rate, then each shall submit its written determination, and the Fair Market Capitalization Rate will be the average of the two closest appraisals. Each appraiser shall furnish its initial determination within ten (10) business days of its engagement and shall respond to the determinations of other appraisers within five (5) business days, in each instance. Tenant and Landlord each shall pay the cost of the appraiser it selects and the cost of the third appraiser shall be split equally between Landlord and Tenant.
(b)    Upon the closing of the Purchase Option, the parties shall execute an agreement terminating this Lease. The termination agreement shall provide that neither party shall waive or forfeit any rights arising under this Lease that accrued prior to the date of the closing of the sale of the Property.
(c)    The Property shall be conveyed and sold to Tenant in its “As-Is,” “Where-Is,” “With All Faults” condition and without any representation or warranty, express or implied, except for any express warranties contained in the special warranty deed to Tenant.
(d)    At the closing of the Purchase Option, Landlord shall execute, have acknowledged and delivered to Tenant: (i) a special warranty deed for the Property in recordable form, subject only to Permitted Exceptions and any other encumbrances consented to by Tenant or caused by Tenant, except that Landlord shall cause any monetary lien constituting a Permitted Encumbrance to be released upon the conveyance of the Property; (ii) a quitclaim bill of sale and assignment for all personal property of Landlord located at or used exclusively in connection with the Property; (iii) an owner affidavit and indemnity agreement in form and substance reasonably satisfactory to Tenant’s title company to insure without exception for mechanics and materialmen’s liens claiming by or through Landlord; (iv) an affidavit and certification as to Landlord’s non-foreign status; (v) such tax reporting and disclosure forms as may be necessary or advisable under applicable federal and state law; (vi) evidence of the authorization by Landlord of closing and the conveyance of the Property to Tenant; and (vii) a settlement statement setting for in reasonable detail the financial terms of the closing.
First Amendment to Office Lease (New Building)
Exhibit E, Page 4

(e)    As this Lease provides that Tenant shall pay for ad valorem taxes, there will be no proration of taxes, but Tenant shall be entitled to a credit for estimated Taxes paid by Tenant to the extent Landlord has not yet paid such Taxes. Tenant shall pay the cost of its due diligence expenses, the cost to record the deed, and its title insurance premiums. Tenant shall also pay at closing of the Purchase Option: (i) unless the Option Price is determined pursuant to Section 2(a)(i)(A) or Section 2(a)(ii)(A) above, the outstanding unamortized cost of Capital Expenses (specifically including those added to Basic Rent pursuant to clause (y) of Section 1 of Exhibit B to the Lease) other than Excluded Capital Expenses; and (ii) any prepayment fees applicable to Landlord’s loan(s) not to not exceed one percent (1%) of the aggregate outstanding principal balance of such loan(s). Each party shall pay all legal fees incurred by such party in connection with the Purchase Option, the exercise thereof and any transfer of the Property pursuant to the Purchase Option. Otherwise, all closing costs shall be payable in accordance with the custom for commercial real estate transactions in North Carolina.
(f)    The earnest money deposit for the purchase of the Property shall be an amount equal to $300,000 (the “Earnest Money”) and shall be paid into escrow with Tenant’s title company on or before the date ten (10) business days following the exercise of the Purchase Option. Landlord and Tenant shall promptly execute such commercially reasonable escrow agreement as Tenant’s title company may require. Except for a default by Landlord of its obligation to sell the Property to Tenant in accordance with this Section 2, the Earnest Money shall in no event be refundable to Tenant. Upon a default by Tenant under this Section 2 that is not cured within five (5) business days after Landlord gives Tenant written notice specifying the default, the Purchase Option will be deemed null and void and the Earnest Money shall be paid to Landlord as liquidated damages and as its sole and exclusive remedy, and the Lease will nonetheless continue in full force and effect. Upon a default by Landlord under this Section 2 that is not cured within five (5) business days after Tenant gives Landlord written notice specifying the default, Tenant will be entitled to rescind the Option Notice and recover the Earnest Money or seek specific performance of Landlord’s obligations under this Section 2, as the Tenant’s sole and exclusive remedies for default by Landlord under this Section 2.
(g)    Time is of the essence as to this Section 2.
(h)    Upon the occurrence of an Event of Default under the Lease at any time prior to issuance of an Option Notice this Section 2 shall automatically become null and void. If an Event of Default occurs under the Lease after issuance of an Option Notice and prior to closing of the conveyance of the Property pursuant thereto, this Section 2 shall be voidable at Landlord’s option, exercisable upon written notice to Tenant.
(i)    The rights granted to Tenant under this Section 2 are personal to the originally named Tenant and may not be assigned to any party other than a Permitted Transferee
(j)    The provisions of this Section 2 are subordinate in all respects to the rights of Landlord’s mortgagees (including without limitation the beneficiary of a deed of trust) and shall be null and void upon a conveyance pursuant to, or in lieu of, a foreclosure by any such mortgagee.
First Amendment to Office Lease (New Building)
Exhibit E, Page 5

    3.    Profits Interest. If on or before November 30, 2025, Landlord contracts to sell the Property, then at that closing, Tenant shall be entitled to 25% of the Landlord’s net profits after the deduction of all Transaction Costs and after Landlord has obtained an 18% Internal Rate of Return. If, between December 1, 2025 and November 30, 2027 (inclusive), Landlord contracts to sell the Property, then at that closing, Tenant shall be entitled to 25% of the Landlord’s net profits after the deduction of all Transactions Costs and after Landlord has obtained an 20% Internal Rate of Return. Notwithstanding the foregoing, in the event Tenant exercises the Purchase Option or the ROFO, Tenant shall not be entitled to any profit’s interest pursuant to this Section 3. For purposes of this Section 3, “Transaction Costs” means and all reasonably documented transaction costs, including but not limited to loan payoffs, prorations, adjustments, excise taxes, escrows, fees of escrow and closing agents, commissions and attorneys’ fees. The provisions of this Section 3 are subordinate in all respects to the rights of Landlord’s mortgagees (including without limitation the beneficiary of a deed of trust) and shall be null and void upon a conveyance pursuant to, or in lieu of, a foreclosure by any such mortgagee. For the avoidance of doubt, this Section 3 is duplicative of, and not in addition to, Tenant’s rights under Section 3 of Exhibit E to the Existing Building Lease.

First Amendment to Office Lease (New Building)
Exhibit E, Page 6